                           INVESTMENT ADVISORY AGREEMENT
                        OF THE VAN KAMPEN SERIES FUND, INC.



     THIS INVESTMENT ADVISORY AGREEMENT, dated as of July 30, 1998 (the "Agreement"), by and between VAN KAMPEN SERIES FUND, INC., a Maryland corporation (the "Company"), on behalf of each of its investment portfolios identified at Schedule A (the "Funds") and VAN KAMPEN INVESTMENT ADVISORY CORP. (the "Adviser"), a Delaware corporation.

     1. (a) RETENTION OF ADVISER BY THE COMPANY. Subject to the terms and conditions set forth herein, the Company hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Funds in accordance with each Fund's investment objective, policies and limitations, and to administer its affairs to the extent requested by, and subject to the review and supervision of, the Board of Directors of the Company for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of applicable law and of the Articles Incorporation and By-Laws of the Company, and resolutions of the Board of Directors of the Company as may from time to time be in force and delivered or made available to the Adviser. The Adviser may appoint a sub-adviser for one or more Funds to perform any or all services provided for in this Agreement, provided that such sub-adviser is appointed pursuant to a written agreement between the Adviser and sub-adviser and such agreement is approved by a majority of the Company's Directors who are not "interested persons" of the Company, the Adviser, or the sub-adviser as defined in the Investment Company Act of 1940, as amended, (the "1940 Act") and by a majority of the outstanding voting securities of each appropriate Fund in accordance with the 1940 Act. The Adviser shall be solely responsible for paying any such sub-adviser for its services.

     (b) ADVISER'S ACCEPTANCE OF EMPLOYMENT. The Adviser accepts such employment and agrees during such period to render such services, to supply investment research and portfolio management (including without limitation the selection of securities for the Funds to purchase, hold or sell and the selection of brokers through whom the Funds' portfolio transactions are executed, in accordance with the policies adopted by the Company's Board of Directors), to administer the business affairs of the Company, to furnish offices and necessary facilities and equipment to the Company, to provide administrative services for the Company, to render periodic reports to the Board of Directors of the Company, and to permit any of its officers or employees to serve without compensation as Directors or officers of the Company if selected to such positions.

     (c) ESSENTIAL PERSONNEL. For a period of one year commencing on the effective date of this agreement, the Adviser and the Company agree that the retention of (i) the chief executive officer, president, chief financial officer and secretary of the Adviser, (ii) each director, officer and employee of the Adviser or any of its Affiliates (as defined in the 1940 Act) who serves as an officer of the Company (each person referred to in (i) or (ii) hereinafter being referred to as an "Essential Person"), in his or her current capacities, is in the best interest of the Company and the Company's shareholders. In connection with the Adviser's acceptance of employment hereunder, the Adviser hereby agrees and covenants for itself and on behalf of its Affiliates that neither the Adviser nor any of its Affiliates shall make any material or significant personnel changes or replace or seek to replace any Essential Person or cause to be replaced any Essential Person, in each case without first informing the Board of Directors of the Company in a timely manner. In addition, neither the Adviser nor any Affiliate of the Adviser shall change or seek to change or cause to be changed, in any material respect, the duties and responsibilities of any Essential Person, in each case without first informing the Board of Directors of the Company in a timely manner.

     (d) INDEPENDENT CONTRACTOR. The Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way or otherwise be deemed as agent of the Company.

     (e) NON-EXCLUSIVE AGREEMENT. The services of the Adviser to the Company and the Funds under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     2. (a) FEE. For the services and facilities described in Section 1, the Company will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee computed based on a fee rate (expressed as percentage per annum), applied to the average daily net assets of each Fund as set forth at Schedule A.

     (b) DETERMINATION OF NET ASSET VALUE. The net asset value of the Funds shall be calculated as of 12:00 noon (Eastern time) for each Fund that is a money market fund and as of 4:00 p.m. (Eastern time) for the non-money market funds on each day the Exchange is open for trading or such other time or times as the Directors may determine in accordance with the provisions of applicable law and the Articles of Incorporation and By-Laws of the Company, and resolutions of the Board of Directors of the Company as from time to time in force. For the purposes of the foregoing computations, on each such day when net asset value is not calculated, the net asset value of a share a Fund shall be deemed to be the net asset value of such share as of the close of business of the last day on which such calculation was made.

     (c) PRORATION. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Adviser's fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

     3. EXPENSES. In addition to the fee of the Adviser, the Company shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Company's securities or other property, for keeping its books of account, for any other charges of the custodian and for calculating the net asset value of the Funds as provided above. The Adviser shall not be required to pay, and the Company shall assume and pay, the charges and expenses of its operations, including compensation of the Directors (other than those who are interested persons of the Adviser and other than those who are interested persons of the Company's distributor but not of the Adviser, if the distributor has agreed to pay such compensation), charges and expenses of independent accountants, of legal counsel and of any transfer or dividend disbursing agent, costs of acquiring and disposing of portfolio securities, interest (if any) on obligations incurred by the Company, costs of share certificates, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, costs of registering shares of the Company under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies on account of the registration of securities issued by the Company, filing of corporate documents or otherwise. The Company shall not pay or incur any obligation for any management or administrative expenses for which the Company intends to seek reimbursement from the Adviser without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by the Company, for officers or employees of the Adviser to serve, without compensation from the Company, as directors, officers or agents of the Company if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by the law.

     4. INTERESTED PERSONS. Subject to applicable statutes and regulations, it is understood that directors, officers, shareholders and agents of the Company are or may be interested in the Adviser as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Adviser may be interested in the Company as directors, officers, shareholders, agents or otherwise.

     5. LIABILITY. The Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     6. (a) TERM. This Agreement shall become effective on the date hereof and shall remain in full force until July 2, 1999 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only for so long as such continuance is specifically approved at least annually, in the manner required by the 1940 Act.

     (b) TERMINATION. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be terminated at any time without the payment of any penalty by the Company or by the Adviser on sixty (60) days' written notice to the other party. The Company may effect termination of this Agreement with respect to a Fund by action of the Board of Directors or by vote of a majority of the outstanding shares of common stock of the appropriate Fund, accompanied by appropriate notice. This Agreement may be terminated at any time without the payment of any penalty and without advance notice by the Board of Directors or by vote of a majority of the outstanding shares of the Company (or with respect to a Fund, by a majority of the outstanding shares of that Fund) in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

     (c) PAYMENT UPON TERMINATION. Termination of this Agreement shall not affect the right of the Adviser to receive payment on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not thereby be affected.

     8. NOTICES. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     10. GOVERNING LAW. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

     11. NAME. In connection with its employment hereunder, the Adviser hereby agrees and covenants not to change its name without the prior consent of the Board of Directors.

     12. MISCELLANEOUS PROVISIONS. The execution of this Agreement has been authorized by the Company's Directors and by each Fund's shareholders. This Agreement is executed on behalf of the Company or the Directors of the Company as Directors and not individually and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Company individually but are binding only upon the assets and property of the Company. The Articles of Incorporation of the Company is on file with the Department of Assessments and Taxation of the State of Maryland. No Fund shall be liable under this Agreement for the obligations of any other Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


VAN KAMPEN SERIES FUND, INC.         VAN KAMPEN INVESTMENT ADVISORY CORP.

By:/s/ Ronald A. Nyberg
Name:Ronald A. Nyberg              By:/s/ Dennis J. McDonnell
Title:Vice President, Secretary         Name:Dennis J. McDonnell
                                        Title:President, Chief Operating Officer


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                                    SCHEDULE  A

Fund*                              Annual Percentage Rate
-----                              ----------------------
Emerging Markets Debt Fund                 1.25%
Global Fixed Income Fund                   0.75
High Yield Fund                            0.75
Worldwide High Income Fund                 0.75
Asian Growth Fund                          1.00
Emerging Markets Fund                      1.25
European Equity Fund                       1.00
Global Equity Allocation Fund              1.00
Global Equity Fund                         1.00
International Magnum Fund                  0.80
Japanese Equity Fund                       1.00
Latin American Fund                        1.25
Aggressive Equity Fund                     0.90
American Value Fund                        0.85
Equity Growth Fund                         0.80
Growth and Income Fund                     1.00
Mid Cap Growth Fund                        0.75
Value Fund                                 0.80
U.S. Real Estate Fund                      1.00
Government Obligations Money
  Market Fund                      0.45 on assets up to $250 million; 0.40 on
                                        assets above $250 million up to $500
                                        million; and 0.35 on assets exceeding
                                        $500 million

Money Market Fund                  0.45 on assets up to $250 million; 0.40 on
                                        assets above $250 million up to $500
                                        million; and 0.35 on assets exceeding
                                        $500 million

Tax-Free Money Market Fund         0.45 on assets up to $250 million; 0.40 on
                                        assets above $250 million up to $500
                                        million; and 0.35 on assets exceeding
                                        $500 million

Global Franchise Fund              1.00 on assets up to $500 million; 0.950 on
                                        the next $500 million; and 0.900
                                        thereafter

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*  For ease of reference the words "Van Kampen," which begin the name of each
Fund (except Money Market Funds, which begin with the name "Morgan Stanley" ) have been omitted.